The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted

Subject to completion dated March 12, 2021

Pricing supplement To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020 and product supplement no. 4-II dated November 4, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated March , 2021 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$ Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021) due April 13, 2022 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek exposure to the performance of the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021), a basket of 11 unequally weighted Reference Stocks, reduced by the Basket Adjustment Factor. The Basket is comprised of Reference Stocks of 11 U.S.-listed companies that operate businesses that we believe to be, directly or indirectly, related to cryptocurrencies or other digital assets, including as a result of bitcoin holdings, cryptocurrency technology products, cryptocurrency mining products, digital payments or bitcoin trading. Notwithstanding the name of the Basket, the notes do not provide direct exposure to cryptocurrencies and the performance of the Basket may not be correlated with the price of any particular cryptocurrency, such as bitcoin.
•	Investors should be willing to forgo interest and dividend payments and, if the Basket declines or if the Ending Basket Level does not exceed the Starting Basket Level by approximately 2.5641%, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	The Basket is comprised of Reference Stocks of 11 U.S.-listed companies (each, a “Reference Stock” and collectively, the “Reference Stocks”). The Bloomberg ticker symbol, issuers of the Reference Stocks, the relevant exchange on which it is listed, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.
Payment at Maturity:

Payment at maturity will reflect the performance of the Basket, subject to the Basket Adjustment Factor. Accordingly, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows:

$1,000 × (1 + Basket Return) × Basket Adjustment Factor

Because the Basket Adjustment Factor is 97.50%, you will lose some or all of your principal amount at maturity if the Basket Return is less than a positive return of approximately 2.5641%. In no event will the Payment at Maturity be less than zero. For more information on how the Basket Adjustment Factor can impact your payment at maturity, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” in this pricing supplement.

Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Basket Adjustment Factor:	97.50%
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The arithmetic average of the closing levels of the Basket on the Ending Averaging Dates
Closing Level of the Basket:

On any Ending Averaging Date, the closing level of the Basket will be calculated as follows:

100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]

A level of the Basket may be published on the Bloomberg Professional® service (“Bloomberg”) under the Bloomberg ticker “JPCINEG1”. Any levels so published are for informational purposes only and are not binding in any way with respect to the notes. Although that level may appear under that Bloomberg ticker during the term of the notes, any such level may not be the same as the closing level of the Basket determined by the calculation agent for each Ending Averaging Date. You will not have any rights or claims, whether legal or otherwise, relating to any information regarding that level (whether displayed on Bloomberg or elsewhere) with respect to the notes.

Stock Return:	With respect to each Reference Stock, on each Ending Averaging Date: (Final Stock Price – Initial Stock Price) Initial Stock Price
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date
Final Stock Price:	With respect to each Reference Stock, on any Ending Averaging Date, the closing price of one share of that Reference Stock on that Ending Averaging Date
Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set initially at 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Pricing Date:	On or about March 26, 2021
Original Issue Date:	On or about March 31, 2021 (Settlement Date)
Ending Averaging Dates*:	April 4, 2022, April 5, 2022, April 6, 2022, April 7, 2022 and April 8, 2022
Maturity Date*:	April 13, 2022
CUSIP:	48129KAY6
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $974.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

The Basket

The issuer of each Reference Stock, Bloomberg ticker symbol and the relevant exchange on which each Reference Stock is listed and the Stock Weight and the Initial Stock Price of each Reference Stock are set forth below. The return on the notes is linked to an unequally weighted basket consisting of 11 Reference Stocks of U.S.-listed companies that operate businesses that we believe to be, directly or indirectly, related to cryptocurrencies or other digital assets, including as a result of bitcoin holdings, cryptocurrency technology products, cryptocurrency mining products, digital payments or bitcoin trading. The weights of the Reference Stocks were determined based in part on exposure to bitcoin, correlation to bitcoin and liquidity. The Basket may be subject to extreme price volatility and rapid and substantial decreases in price over the term of the notes. Because the Class A common stocks of MicroStrategy Incorporated and Square, Inc. and the common stocks of Riot Blockchain, Inc. and NVIDIA Corporation make up 68.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of these four Reference Stocks.

Reference Stock Issuer/Reference Stock		Bloomberg Ticker Symbol	Relevant Exchange	Stock Weight	Initial Stock Price*
MicroStrategy Incorporated	Class A common stock, par value $0.001 per share	MSTR US	The NASDAQ Global Select Market	20.00%	$
Square, Inc.	Class A common stock, par value $0.0000001 per share	SQ US	The New York Stock Exchange	18.00%	$
Riot Blockchain, Inc.	Common stock, no par value	RIOT US	Nasdaq Capital Market	15.00%	$
NVIDIA Corporation	Common stock, par value $0.001 per share	NVDA US	The NASDAQ Global Select Market	15.00%	$
PayPal Holdings, Inc.	Common stock, par value $0.0001 per share	PYPL US	The NASDAQ Global Select Market	10.00%	$
Advanced Micro Devices, Inc.	Common stock, par value $0.01 per share	AMD US	The NASDAQ Global Select Market	5.00%	$
Taiwan Semiconductor Manufacturing Company Limited	American depositary shares, each representing five common shares, par value NT$10.00 per share	TSM US	The New York Stock Exchange	5.00%	$
Intercontinental Exchange, Inc.	Common stock, par value $0.01 per share	ICE US	The New York Stock Exchange	4.00%	$
CME Group Inc.	Class A common stock, par value $0.01 per share	CME US	The Nasdaq Stock Market LLC	4.00%	$
Overstock.com, Inc.	Common stock, par value $0.0001 per share	OSTK US	The NASDAQ Global Select Market	2.00%	$
Silvergate Capital Corporation	Class A common stock, par value $0.01 per share	SI US	The New York Stock Exchange	2.00%	$

*The Initial Stock Price for each Reference Stock will be determined on the Pricing Date.

JPMorgan Structured Investments —	PS-1
Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021)

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return or payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Basket Adjustment Factor of 97.50% and the Starting Basket Level of 100. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
200.0000	100.0000%	95.0000%
190.0000	90.0000%	85.2500%
180.0000	80.0000%	75.5000%
170.0000	70.0000%	65.7500%
160.0000	60.0000%	56.0000%
150.0000	50.0000%	46.2500%
140.0000	40.0000%	36.5000%
130.0000	30.0000%	26.7500%
120.0000	20.0000%	17.0000%
110.0000	10.0000%	7.2500%
105.0000	5.0000%	2.3750%
102.5641	2.5641%	0.0000%
100.5000	0.5000%	-2.0125%
100.0000	0.0000%	-2.5000%
95.0000	-5.0000%	-7.3750%
90.0000	-10.0000%	-12.2500%
80.0000	-20.0000%	-22.0000%
70.0000	-30.0000%	-31.7500%
60.0000	-40.0000%	-41.5000%
50.0000	-50.0000%	-51.2500%
40.0000	-60.0000%	-61.0000%
30.0000	-70.0000%	-70.7500%
20.0000	-80.0000%	-80.5000%
10.0000	-90.0000%	-90.2500%
0.0000	-100.0000%	-100.0000%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100.00 to an Ending Basket Level of 105.00. Because the Ending Basket Level of 105.00 is greater than the Starting Basket Level of 100.00 and the Basket Return is 5.00%, the investor receives a payment at maturity of $1,023.75 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5.00%) × 97.50% = $1,023.75

Example 2: The level of the Basket increases from the Starting Basket Level of 100.00 to an Ending Basket Level of 100.50. Although the Ending Basket Level of 100.50 is greater than the Starting Basket Level of 100.00 and the Basket Return is 0.50%, because of the negative effect of the Basket Adjustment Factor, the investor receives a payment at maturity of $979.875 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0.50%) × 97.50% = $979.875

Example 3: The level of the Basket decreases from the Starting Basket Level of 100.00 to an Ending Basket Level of 50.00. Because the Ending Basket Level of 50.00 is less than the Starting Basket Level of 100.00 and the Basket Return is
-50.00%, the investor receives a payment at maturity of $487.50 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + -50.00%) × 97.50% = $487.50

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-2
Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021)

Selected Purchase Considerations

•	UNCAPPED INVESTMENT EXPOSURE TO THE PERFORMANCE OF THE BASKET — The notes provide uncapped exposure to the performance of the Basket, subject to the Basket Adjustment Factor. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	RETURN LINKED TO AN UNEQUALLY WEIGHTED BASKET OF 11 REFERENCE STOCKS — The return on the notes is linked to the performance of an unequally weighted Basket that consists of 11 Reference Stocks as set forth under “The Basket” on page PS-1 of this pricing supplement. The Basket consists of 11 Reference Stocks of U.S.-listed companies that operate businesses that we believe to be, directly or indirectly, related to cryptocurrencies or other digital assets, including as a result of bitcoin holdings, cryptocurrency technology products, cryptocurrency mining products, digital payments or bitcoin trading. The weights of the Reference Stocks were determined based in part on exposure to bitcoin, correlation to bitcoin and liquidity. Notwithstanding the name of the Basket, the notes do not provide direct exposure to cryptocurrencies and the performance of the Basket may not be correlated with the price of any particular cryptocurrency, such as bitcoin.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Latham & Watkins LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. You should consult your tax advisor as to the possibility and the tax consequences in that event.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. As discussed in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (or a lower rate under an applicable treaty) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities, even in cases where the derivatives do not provide for payments explicitly linked to dividends. Each such linked U.S. stock is an “Underlying Security”. Section 871(m) generally applies to notes that substantially replicate the economic performance of one or more Underlying Securities, as determined upon issuance, based on tests set forth in the applicable Treasury regulations (a “Specified Security”). We intend to treat the notes as Specified Securities and therefore as being subject to Section 871(m). Under the applicable Treasury regulations, the dividend equivalent amount is calculated using a formula that is based on the actual dividends paid with respect to the Underlying Securities (subject to certain assumptions), even if these dividends are not explicitly reflected in determining any payment on the note. We have estimated the implicit dividend equivalent amounts relating to all Underlying Securities with respect to a note as set forth in the table in Annex A. We will treat these amounts as payable on the dates set forth in the table in Annex A. If you are a non-U.S. Holder, you should expect withholding agents to withhold 30% (or a lower rate under the dividend provision of an applicable income tax treaty) of the estimated implicit dividend equivalent amounts from your payment at maturity, if not sooner, based on the payment schedule listed in the table in Annex A. Furthermore, if you sell or otherwise dispose of the notes prior to maturity, you should expect withholding agents to withhold 30% (or lower rate under the dividend provision of an applicable income tax treaty) of any estimated implicit dividend equivalent amounts that have accrued on the notes and that have not already been withheld on. We will not provide any further information concerning the actual dividend equivalent amounts, which may differ from our estimated implicit dividend equivalent amounts. You should consult your tax adviser regarding the application of these rules.

Our determinations (including with respect to the dividend equivalent amount) are generally binding on you, but are not binding on the IRS, and the IRS may disagree with our determinations. Section 871(m) is complex and its

JPMorgan Structured Investments —	PS-3
Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021)

application may depend on your particular circumstances. You should consult your tax adviser regarding the application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

We will not pay any additional amounts with respect to any withholding tax.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal. The amount payable at maturity, if any, will reflect the performance of the Reference Stocks, subject to a reduction by the Basket Adjustment Factor. Because the Basket Adjustment Factor reduces the Basket Return, if the Ending Basket Level does not exceed the Starting Basket Level by at least approximately 2.5641%, you will lose some or all of your principal amount at maturity.
•	THE BASKET ADJUSTMENT FACTOR WILL DIMINISH ANY INCREASE IN THE VALUE OF THE BASKET AND MAGNIFY ANY DECLINE IN THE VALUE OF THE BASKET — If the Basket Return is negative or is less than a positive return of approximately 2.5641%, at maturity, you will lose some or all of your principal amount. In addition, the Basket Adjustment Factor of 97.50% will diminish any increase in the value of the Basket and magnify any decline in the value of the Basket. For each 1% that the Ending Basket Level is greater than the Starting Basket Level, the return on your principal amount will increase by less than 1%. In addition, for each 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose more than 1% of your principal amount, provided that the payment at maturity will not be less than zero.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an unequally weighted Basket consisting of 11 Reference Stocks. Price movements of the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the values of the other Reference Stocks. In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of

JPMorgan Structured Investments —	PS-4
Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021)

the notes are set and will be provided in the pricing supplement. In particular, the estimated value of the notes will be provided in the pricing supplement and may be as low as the minimum for the estimated value of the notes set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimum for the estimated value of the notes.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue

JPMorgan Structured Investments —	PS-5
Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021)

price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Basket

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	THE BASKET MAY BE SUBJECT TO EXTREME PRICE VOLATILITY AND RAPID AND SUBSTANTIAL DECREASES OVER THE TERM OF THE NOTES — Some of the Reference Stocks and the Basket as a whole have recently experienced extreme price volatility. See “The Basket and the Reference Stocks” below. The Basket could be subject to rapid and substantial decreases in price over the term of the notes. See also “— The notes are subject to risks relating to cryptocurrencies” below.
•	THE INVESTMENT STRATEGY REPRESENTED BY THE BASKET MAY NOT BE SUCCESSFUL — The Reference Stocks in the Basket represent the common stocks / American depositary shares of 11 U.S.-listed companies that operate businesses that we believe to be, directly or indirectly, related to cryptocurrencies or other digital assets, including as a result of bitcoin holdings, cryptocurrency technology products, cryptocurrency mining products, digital payments or bitcoin trading. The weights of the Reference Stocks were determined based in part on exposure to bitcoin, correlation to bitcoin and liquidity. The Basket does not, however, offer direct exposure to cryptocurrencies or other digital assets. You should undertake your own investigation into each Reference Stock and its issuer, and you should make your own determination as to the potential effect of events relating to cryptocurrencies or other digital assets on each Reference Stock. The Reference Stocks include equity securities of operating companies that focus on or have exposure to a wide variety of industries, and the economic fortunes of some Reference Stocks may not be significantly tied to cryptocurrencies or other digital assets. Currently, there are few public companies for which cryptocurrencies or other digital assets represent an attributable and significant revenue or profit stream, and cryptocurrencies and other digital assets may not ultimately have a material effect on the economic returns of some of the Reference Stocks. In addition, cryptocurrencies or other digital assets represent a new technology, and the issuers of the Reference Stocks may fail to implement digital asset business plans or the costs of doing so may outweigh the benefits. The issuers of the Reference Stocks may also be highly dependent on the successful development of new and proprietary technologies. The issuers of the Reference Stocks may be adversely affected by regulatory changes, competition from new and existing market entrants, obsolescence of technology, short product cycles, changes in exchange rates and increasing regulation.
•	THE NOTES ARE SUBJECT TO RISKS RELATING TO CRYPTOCURRENCIES — Cryptocurrencies are digital assets designed to act as a medium of exchange and do not represent legal tender. Cryptocurrencies are susceptible to theft, loss, destruction and fraud. Cryptocurrency is an emerging asset class, and regulation in the United States is still developing, including with respect to market integrity, anti-fraud, anti-manipulation, cybersecurity, surveillance and anti-money laundering. Federal, state and/or foreign governments may restrict the use and exchange of cryptocurrencies. The market prices of bitcoin and other cryptocurrencies have been subject to extreme fluctuations. If cryptocurrency markets continue to be subject to sharp fluctuations, the Reference Stocks may be adversely affected. Cryptocurrency exchanges and other trading venues on which cryptocurrencies trade are relatively new and, in most cases, largely unregulated and may therefore be more exposed to fraud and failure than established, regulated exchanges for securities, derivatives and other currencies. Cryptocurrency exchanges may stop operating or permanently shut down due to fraud, technical glitches, hackers or malware, which may also affect the prices of cryptocurrencies. Events that negatively affect cryptocurrencies may negatively affect the performance of the Reference Stocks and the Basket.
•	THE REFERENCE STOCKS ARE CONCENTRATED IN THE INFORMATION TECHNOLOGY SECTOR AND IN THE DIGITAL PAYMENT AND CRYPTOCURRENCY TECHNOLOGY INDUSTRIES — A substantial portion of the Reference Stocks has been issued by companies whose business is associated with the information technology sector or in the digital payment or cryptocurrency technology industries. Because the value of the notes is determined by the performance of the Basket consisting of the Reference Stocks, an investment in

JPMorgan Structured Investments —	PS-6
Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021)

these notes will be concentrated in that sector and those industries. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting that sector and those industries than a different investment linked to securities of a more broadly diversified group of issuers. In addition, because the Class A common stocks of MicroStrategy Incorporated and Square, Inc. and the common stocks of Riot Blockchain, Inc. and NVIDIA Corporation make up 68.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of these four Reference Stocks.

•	THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF THE American depositary shares (“ADSs”) OF Taiwan Semiconductor Manufacturing Company Limited AND THE RIGHTS OF HOLDERS OF THE COMMON SHARES Taiwan Semiconductor Manufacturing Company Limited — There are important differences between the rights of holders of the ADSs of Taiwan Semiconductor Manufacturing Company Limited and the rights of holders of the common shares of Taiwan Semiconductor Manufacturing Company Limited, which we refer to as the underlying stock. For example, the issuer of the underlying stock may make distributions in respect of the underlying stock that are not passed on to the holders of the ADSs of Taiwan Semiconductor Manufacturing Company Limited. Any such differences between the rights of holders of the underlying stock may be significant and may materially and adversely affect the value of the ADSs of Taiwan Semiconductor Manufacturing Company Limited and, as a result, the notes.
•	RISKS ASSOCIATED WITH NON-U.S. SECURITIES — The ADSs of Taiwan Semiconductor Manufacturing Company Limited have been issued by a non-U.S. company. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.
•	EMERGING MARKETS RISK WITH RESPECT TO THE ADSs OF Taiwan Semiconductor Manufacturing Company Limited — The ADSs of Taiwan Semiconductor Manufacturing Company Limited have been issued by a non-U.S. company conducting its business in an emerging markets country (Taiwan). Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
•	LIMITED TRADING HISTORY — The Class A common stock of Silvergate Capital Corporation commenced trading on the New York Stock Exchange on November 7, 2019 and therefore has limited historical performance. Accordingly, historical information for this Reference Stock is available only since the applicable date listed above. Past performance should not be considered indicative of future performance.
•	IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE BASED ON THE VALUE OF CASH, SECURITIES (INCLUDING SECURITIES OF OTHER ISSUERS) OR OTHER PROPERTY DISTRIBUTED TO HOLDERS OF A REFERENCE STOCK UPON THE OCCURRENCE OF A REORGANIZATION EVENT — Following certain corporate events relating to a Reference Stock where its issuer is not the surviving entity, a liquidation of a Reference Stock issuer or other reorganization events affect a Reference Stock issuer as described in the accompanying product supplement, a portion of any payment on the notes may be based on the common stock (or other security) of a successor to that Reference Stock issuer or any cash or any other assets distributed to holders of that Reference Stock in the relevant corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. The specific corporate events that can lead to these adjustments and the procedures for selecting the Exchange Property (as defined in the accompanying product supplement) are described in the accompanying product supplement.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

JPMorgan Structured Investments —	PS-7
Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021)

The Basket and the Reference Stocks

Public Information

The return on the notes is linked to an unequally weighted basket consisting of 11 Reference Stocks of U.S.-listed companies that operate businesses that we believe to be, directly or indirectly, related to cryptocurrencies or other digital assets, including as a result of bitcoin holdings, cryptocurrency technology products, cryptocurrency mining products, digital payments or bitcoin trading. The weights of the Reference Stocks were determined based in part on exposure to bitcoin, correlation to bitcoin and liquidity. The notes do not provide direct exposure to cryptocurrencies and the performance of the Basket may not be correlated with the price of any particular cryptocurrency, such as bitcoin.

All information contained in this pricing supplement on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.

We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Reference Stock Issuer/Reference Stock		Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on March 11, 2021
MicroStrategy Incorporated	Class A common stock, par value $0.001 per share	MSTR US	The NASDAQ Global Select Market	000-24435	$803.75
Square, Inc.	Class A common stock, par value $0.0000001 per share	SQ US	The New York Stock Exchange	001-37622	$241.72
Riot Blockchain, Inc.	Common stock, no par value	RIOT US	Nasdaq Capital Market	001-33675	$63.31
NVIDIA Corporation	Common stock, par value $0.001 per share	NVDA US	The NASDAQ Global Select Market	000-23985	$519.74
PayPal Holdings, Inc.	Common stock, par value $0.0001 per share	PYPL US	The NASDAQ Global Select Market	001-36859	$253.83
Advanced Micro Devices, Inc.	Common stock, par value $0.01 per share	AMD US	The NASDAQ Global Select Market	001-07882	$81.23
Taiwan Semiconductor Manufacturing Company Limited	American depositary shares, each representing five common shares, par value NT$10.00 per share	TSM US	The New York Stock Exchange	001-14700	$120.58
Intercontinental Exchange, Inc.	Common stock, par value $0.01 per share	ICE US	The New York Stock Exchange	001-36198	$115.20
CME Group Inc.	Class A common stock, par value $0.01 per share	CME US	The Nasdaq Stock Market LLC	001-31553	$205.61
Overstock.com, Inc.	Common stock, par value $0.0001 per share	OSTK US	The NASDAQ Global Select Market	000-49799	$72.28
Silvergate Capital Corporation	Class A common stock, par value $0.01 per share	SI US	The New York Stock Exchange	001-39123	$139.30

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	MicroStrategy Incorporated is an enterprise analytics software and services company.
•	Square, Inc. offers software, hardware and services to help sellers run their businesses and financial products and services to help individuals manage their money.
•	Riot Blockchain, Inc. is engaged in cryptocurrency mining operations and has invested in blockchain-focused technologies.
•	NVIDIA Corporation designs and markets graphics processing units (GPU) and offers GPU-based visual computing and accelerated computing platforms that address four markets: gaming, professional visualization, data center and automotive.
•	PayPal Holdings, Inc. is a technology platform and digital payments company that enables digital and mobile payments on behalf of consumers and merchants worldwide.
•	Advanced Micro Devices, Inc. is a global semiconductor company, primarily offering x86 microprocessors, as standalone devices or as incorporated into an accelerated processing unit, chipsets, discrete and integrated graphics processing units (“GPUs”), data center and professional GPUs and development services; and server and embedded processors, semi-custom System-on-Chip products, development services and technology for game consoles. Advanced Micro Devices, Inc. also sells or licenses portions of its intellectual property portfolio.
•	Taiwan Semiconductor Manufacturing Company Limited, a Taiwanese company, is a dedicated foundry in the semiconductor industry.

JPMorgan Structured Investments —	PS-8
Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021)

•	Intercontinental Exchange, Inc. is a provider of marketplace infrastructure, data services and technology solutions to a range of customers, including financial institutions, corporations and government entities.
•	CME Group Inc. is a company that enables clients to trade futures, options, cash and over-the-counter markets, manage portfolios and analyze data.
•	Overstock.com, Inc. (i) is an online retailer; (ii) operates a business that is developing products and solutions that leverage blockchain technology to generate efficiencies and increase security and control in six areas: identity management, property rights and management, central banking and currencies, capital markets, supply chains and commerce, and voting systems; and (iii) operates another business whose primary focus is on the development and adoption of digital securities.
•	Silvergate Capital Corporation is a provider of financial infrastructure solutions and services to participants in the digital currency industry.

Historical Information Regarding the Basket and the Reference Stocks

The following graphs show the historical weekly performance of the Basket as a whole from November 8, 2019 through March 5, 2021. The graph of the historical Basket performance assumes the closing level of the Basket on February 26, 2021 was 100.00 and the Stock Weights were as specified under “The Basket” in this pricing supplement. The other graphs below set forth the historical performance of the Reference Stocks (other than the Class A common stock of Silvergate Capital Corporation) from January 4, 2016 through March 5, 2021 and the historical performance of the Class A common stock of Silvergate Capital Corporation based on the weekly historical closing prices of one share of the Class A common stock of Silvergate Capital Corporation from November 8, 2019 through March 5, 2021. The Class A common stock of Silvergate Capital Corporation commenced trading on the New York Stock Exchange on November 7, 2019 and therefore has limited historical performance.

We obtained the various closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the Pricing Date or any Ending Averaging Date. The Basket may be subject to extreme price volatility and rapid and substantial decreases in price over the term of the notes. Because the Class A common stocks of MicroStrategy Incorporated and Square, Inc. and the common stocks of Riot Blockchain, Inc. and NVIDIA Corporation make up 68.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of these four Reference Stocks. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS-9
Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021)

JPMorgan Structured Investments —	PS-10
Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021)

JPMorgan Structured Investments —	PS-11
Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021)

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in

JPMorgan Structured Investments —	PS-12
Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021)

hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket and the Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments —	PS-13
Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021)

Annex A

Estimated Dividend Equivalent Amounts

Reference Stock Issuer/Reference Stock		Bloomberg Ticker Symbol	Deemed Payment Date	Expected Dividend Amounts
MicroStrategy Incorporated	Class A common stock, par value $0.001 per share	MSTR US	N/A	$0
Square, Inc.	Class A common stock, par value $0.0000001 per share	SQ US	N/A	$0
Riot Blockchain, Inc.	Common stock, no par value	RIOT US	N/A	$0
NVIDIA Corporation	Common stock, par value $0.001 per share	NVDA US	N/A	$0
			25-Jun-21	$0.16
			30-Sep-21	$0.16
			28-Dec-21	$0.16
			18-Mar-22	$0.16
			24-Jun-22	$0.16
			22-Sep-22	$0.16
			27-Dec-22	$0.17
			17-Mar-23	$0.17
			23-Jun-23	$0.17
			20-Sep-23	$0.17
			26-Dec-23	$0.18
			22-Mar-24	$0.18
			28-Jun-24	$0.18
			20-Sep-24	$0.18
			20-Dec-24	$0.19
			21-Mar-25	$0.19
PayPal Holdings, Inc.	Common stock, par value $0.0001 per share	PYPL US	N/A	$0
Advanced Micro Devices, Inc.	Common stock, par value $0.01 per share	AMD US	N/A	$0
Taiwan Semiconductor Manufacturing Company Limited	American depositary shares, each representing five common shares, par value NT$10.00 per share	TSM US	14-Oct-21	$0.485385
			14-Jan-22	$0.485385
			14-Apr-22	$0.485385
			14-Jul-22	$0.485385
			13-Oct-22	$0.529511
			13-Jan-23	$0.529511
			13-Apr-23	$0.529511
			13-Jul-23	$0.529511
			12-Oct-23	$0.529511
			12-Jan-24	$0.529511
			12-Apr-24	$0.529511

JPMorgan Structured Investments —	PS-14
Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021)

			11-Jul-24	$0.529511
			9-Oct-24	$0.573637
			7-Jan-25	$0.573637
			7-Apr-25	$0.573637
			16-Jul-25	$0.573637
Intercontinental Exchange, Inc.	Common stock, par value $0.01 per share	ICE US	30-Jun-21	$0.33
			30-Sep-21	$0.33
			31-Dec-21	$0.33
			31-Mar-22	$0.36
			30-Jun-22	$0.36
			30-Sep-22	$0.36
			30-Dec-22	$0.36
			31-Mar-23	$0.39
			30-Jun-23	$0.39
			29-Sep-23	$0.39
			29-Dec-23	$0.39
			28-Mar-24	$0.42
			28-Jun-24	$0.42
			30-Sep-24	$0.42
			31-Dec-24	$0.42
			31-Mar-25	$0.45
CME Group Inc.	Class A common stock, par value $0.01 per share	CME US	25-Jun-21	$0.90
			24-Sep-21	$0.90
			28-Dec-21	$0.90
			14-Jan-22	$2.50
			25-Mar-22	$0.95
			24-Jun-22	$0.95
			23-Sep-22	$0.95
			3-Jan-23	$0.95
			13-Jan-23	$2.50
			24-Mar-23	$1.00
			23-Jun-23	$1.00
			22-Sep-23	$1.00
			2-Jan-24	$1.00
			16-Jan-24	$2.50
			22-Mar-24	$1.05
			25-Jun-24	$1.05
			25-Sep-24	$1.05
			31-Dec-24	$1.05
			25-Mar-25	$1.05
Overstock.com, Inc.	Common stock, par value $0.0001 per share	OSTK US	N/A	$0
Silvergate Capital Corporation	Class A common stock, par value $0.01 per share	SI US	N/A	$0

JPMorgan Structured Investments —	PS-15
Return Notes Linked to the J.P. Morgan Basket of Companies with Exposure to Cryptocurrency (Mar 2021)